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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                           COOPERATIVE HOLDINGS, INC.

         Pursuant to Section 101 of the Delaware General Corporation Law (the "Law"), the undersigned Company hereby executes this Certificate of Incorporation.

         FIRST: The name of the company is Cooperative Holdings, Inc. (the "Company").

         SECOND: The Company's registered office in the State of Delaware is located at Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporate Service Company.

         THIRD: The purpose or purposes for which the Company is organized is to engage in any lawful activity within the purposes for which corporations may be organized under the Law.

         FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is sixty-five million (65,000,000) shares. The Company is authorized to issue two classes of stock designated "Common Stock" and "Preferred Stock," respectively. The total number of shares of Common Stock authorized to be issued by the Company is sixty million (60,000,000), each such share of Common Stock having $0.01 par value. The total number of shares of Preferred Stock authorized to be issued by the Company shall be five million (5,000,000), each such share of Preferred Stock having $0.01 par value, all of which is undesignated.

         The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is hereby authorized, by adopting a resolution or resolutions and filing a certificate or certificates pursuant to the applicable provisions of the Law, to establish from time to time the number of shares to be included in each such series of Preferred Stock, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In the event the number of shares of any series shall be so decreased, the shares removed from such series by such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         FIFTH: The name and mailing address of the sole incorporator is Kristina K. Pappa, Esq. c/o Buchanan Ingersoll Professional Corporation, 650 College Road East, Princeton, New Jersey 08540.
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         SIXTH: The following provisions are included for the management of the business and the conduct of the affairs of the Company, and for further definition, limitation and regulation of the powers of the Company and of its Board of Directors and stockholders:

                  (i) The Board of Directors of the Company is expressly authorized to adopt, amend or repeal the Bylaws of the Company, subject to any limitation thereof contained in the Bylaws. The stockholders also shall have the power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, except as set forth below in clause
         (ii), in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of Directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

                  (ii) In addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of Directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of ARTICLE XI of the Bylaws of the Company entitled "Indemnification and Insurance" or
         ARTICLE III, Section 2(b) of the Bylaws, relating to the staggered nature of the election of Directors.

                  (iii) Upon the consummation of an initial public offering of securities of the Company under the Securities Act of 1933, as amended, stockholders of the Company may not take any action by written consent in lieu of a meeting.

                  (iv) Upon the consummation of an initial public offering of securities of the Company under the Securities Act of 1933, as amended, special meetings of stockholders may be called at any time only by the President, the Chairman of the Board of Directors of the Company (if any) or a majority of the Board of Directors of the Company. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes set forth in the notice of such special meeting.

                  (v) The Board of Directors of the Company, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Company, or (b) to effect a business combination, merger, consolidation, or sale of all or substantially all of the assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company as a whole, be authorized to give due consideration to any such factors as the Board of Directors of the Company determines to be relevant, including, without limitation:


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                           (1) the short term and long term interests of the
                  Company and the Company's stockholders, including the possibility that these interests might be best served by the continued independence of the Company;

                           (2) whether the proposed transaction might violate
                  federal or state laws;

                           (3) not only the consideration being offered in the
                  proposed transaction, in relation to the then current market price for the outstanding capital stock of the Company, but also to the market price for the capital stock of the Company over a period of years, the estimated price that might be achieved in a negotiated sale of the Company as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other company's in similar transactions, current political, economic and other factors bearing on securities prices and the Company's financial condition and future prospects; and

                           (4) the social, legal and economic effects upon
                  employees, suppliers, creditors, customers and others having similar relationships with the Company, upon the communities in which the Company operates its business and upon the economy of the state, region and nation.

         In connection with any such evaluation, the Board of Directors of the Company is authorized to conduct such investigations and engage in such legal proceedings as the Board of Directors of the Company may determine.

                  (vi) In addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend any provision of this ARTICLE SIXTH of this Certificate of Incorporation (other than clause (ii) of this Article SIXTH).

                  (vii) In addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend any provision of clause (ii) of this Article SIXTH, ARTICLE SEVENTH or ARTICLE EIGHTH of this Certificate of Incorporation.

         SEVENTH: Upon the consummation of an initial public offering of the securities of the Company under the Securities Act of 1933, as amended, the initial Directors and the Directors thereafter elected by the holders of the voting stock shall, in accordance with the

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Company's Bylaws, be classified in respect to the time for which they shall severally serve on the Board of Directors by dividing them into three staggered classes which shall be as nearly equal in number as possible. Each member of each class shall serve for three-year terms. At each annual meeting of the stockholders, the stockholders shall elect Directors of the class which term then expires, to serve until the third succeeding annual meeting. Except as otherwise provided in this Certificate of Incorporation, each Director shall serve for the term for which elected and until his or her successor shall be duly elected and qualified.

         EIGHTH: A director of the Company shall not be personally liable either to the Company or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Law or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph of this Article eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         NINTH: The Company is to have perpetual existence.

         TENTH: Election of directors need not be by written ballot.



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         IN WITNESS WHEREOF, the undersigned has signed this Certificate of
Incorporation on behalf of the Company this 9th day of February, 2000.

                                 COOPERATIVE HOLDINGS, INC.



                                 By:  /s/ Kristina K. Pappa
                                      ___________________________________
                                      Kristina K. Pappa, Esq., Sole Incorporator


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